Exhibit 99.1

Contact: Tim Wesley at (412) 825-1543

Wabtec Signs Additional Contracts To Provide Components For New York City Subway Cars; New Orders Valued At About $100 Million Including Options

     WILMERDING, Pa., Feb. 18, 2004 – Wabtec Corporation (NYSE: WAB) today announced that it has signed additional contracts, worth about $100 million including options, to provide components for New York City subway cars.

     Previously, the company announced that it had received orders for about $150 million, including options, for brakes, couplers and current collectors. The additional orders are for door operating systems, door panels and event recorders. With the additional orders, the total value of Wabtec content is expected to be about $250 million, including options.

     The order is part of New York City’s R-160 program, under which the city is expected to take delivery of 1,700 new subway cars beginning in 2006. The cars will be built by ALSTOM Transportation and Kawasaki.

     “We’re very pleased to expand our role as part of the team that will fulfill this historic R-160 order, the largest ever placed by New York City’s Metropolitan Transportation Authority,” said Gregory T.H. Davies, Wabtec’s president and chief executive officer. “These new orders, along with the previous contract for brakes and other equipment, will provide a solid base of business for our Transit Group, beginning with full production in 2006 and continuing for several years after that.”

     The following Wabtec units will provide the equipment: WABCO Transit (brakes, couplers and current collectors), Vapor Rail (door operators), Milufab (door panels) and Wabtec Railway Electronics (event recorders).

     Wabtec Corporation (www.wabtec.ocm) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services, including locomotive and freight car fleet maintenance. The company has facilities located throughout the world. Wabtec’s mission is to be judged by its stakeholders as the world-class corporation focused on helping its global customers compete more effectively through higher levels of safety, quality and productivity.

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